Exhibit 99.1

Brand Engagement Network Completes $19.5 Million Cataneo Acquisition; Total Assets Nearly Double to $30.7 Million

Approximately $3.3 million reduction in accounts payable, short-term debt, and warrant liabilities | Shareholders’ equity increases to $19.4 million | Company files Form 10-Q for the Second Quarter of 2026

WILMINGTON, Del. – August 14, 2026 – Brand Engagement Network Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), an AI technology company powering intelligent engagement, today announced the filing of its Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2026. The quarter marked a significant milestone for BEN with the acquisition of Cataneo GmbH, which combines BEN’s technology with Cataneo’s platform, talent, customers, industry expertise, and established global market presence to create new opportunities across intelligent engagement, media, and monetization.

Cataneo Acquisition – Bringing Intelligent Engagement to Media and Enterprise

On June 30, 2026, the Company completed the acquisition of 100% of Cataneo GmbH, a Germany-based media and advertising technology company. Cataneo brings an established technology platform, customer relationships, industry expertise, and operating capabilities that provide BEN with new opportunities to apply its AI and intelligent engagement technology to transform customer experiences and develop new solutions across the media and advertising ecosystem.

The total stated aggregate consideration under the definitive agreement was $19.5 million. For U.S. GAAP accounting purposes, the consideration transferred was measured at its acquisition-date fair value of approximately $13.7 million, consisting of (i) cash of approximately $9 million, (ii) the fair value of common stock issued of approximately $4.3 million, and (iii) other consideration of approximately $0.4 million.

The acquisition significantly expanded the Company’s asset base, with total assets rising from $15.3 million on December 31, 2025, to $30.7 million on June 30, 2026, driven primarily by approximately $10.8 million of goodwill and additional intangible assets related to Cataneo.

Strengthening the Balance Sheet

●	Accounts payable decreased by $1.8 million, and short-term debt decreased by nearly $1.0 million. Combined with a reduction in warrant liabilities, these balance-sheet items declined by about $3.3 million.

●	Shareholders’ equity increased to $19.4 million as of June 30, 2026, up from $3.5 million as of December 31, 2025.

●	Cash and cash equivalents increased to $708,000 as of June 30, 2026, from $172,000 as of December 31, 2025.

Strategic and Commercial Developments

●	On June 8, 2026, the Company entered a 50/50 joint venture with INTERVENT International, LLC, forming INTERVENT Health AI, Inc. to develop and commercialize AI-powered health coaching and chronic disease management solutions.

●	The Company also completed a $1 million strategic investment in Accelevate Solutions, a provider of intelligent engagement solutions for fleet management, acquiring approximately 10% of the company, with warrants that could increase ownership to approximately 20%.

●	Through its wholly owned subsidiary Skye AI USA, LLC, the Company owns a 25% common equity interest in Skye Africa Intelligence, Pty. Ltd. and holds preferred equity with a stated value of $2.05 million. The Company is entitled to a 35% recurring revenue share under the related African licensing arrangement.

●	On August 5, 2026, Skye Africa Intelligence signed a Memorandum of Understanding with the East, Central and Southern Africa Health Community (ECSA-HC) to support the potential deployment of AI-enabled health solutions across ECSA-HC’s member states.

Management Commentary

“The closing of the Cataneo acquisition on the final day of the quarter is an important milestone for BEN,” said Tyler Luck, Chief Executive Officer. “Cataneo brings much more than technology—it brings an established platform, a talented team, customers, industry expertise, revenue, and a global market presence that complement what we have built at BEN. Together, we have an opportunity to connect BEN’s AI and intelligent engagement technology with Cataneo’s media and monetization capabilities across a broader set of markets and customer relationships.

On a pro forma basis, Cataneo’s contribution would have meaningfully increased our revenue base for the first half of 2026. We also made meaningful progress on the financial side of the business, increasing shareholders’ equity, reducing short-term liabilities, and expanding our asset base. At the same time, we continued to invest selectively in opportunities that extend our technology into new environments, including healthcare and emerging international markets. Our focus now is on bringing these capabilities together, continuing to innovate, and turning more interactions between organizations and people into intelligent, actionable, and valuable opportunities.

Earnings Conference Call

Brand Engagement Network Inc. will host an earnings conference call on Thursday, August 27, 2026, at 10:00 a.m. PST / 1:00 p.m. EST to discuss second-quarter 2026 financial results.

Date: Thursday, August 27, 2026

Time: 10:00 a.m. PST / 1:00 p.m. EST

Dial-in (U.S./Canada, toll-free): 1-888-880-3330

Dial-in (International, toll): 1-646-357-8766

Participants are advised to dial in approximately 10 minutes before the scheduled start time.

Speakers will include Tyler Luck, Chief Executive Officer, and Walid Khiari, Chief Financial Officer and Chief Operating Officer.

A replay of the call will be available through September 3, 2026, by dialing 1-800-770-2030 (North American toll-free) or +1 (609) 800-9909 (international toll) and entering conference replay code 8052298#.

About Brand Engagement Network Inc.

Brand Engagement Network, Inc. (NASDAQ: BNAI) is an enterprise AI software company that enables organizations to connect engagement to execution through secure, intelligent conversational AI. Powered by its proprietary Engagement Language Model (ELM™), BEN helps organizations automate workflows, improve customer experiences, and drive operational intelligence across healthcare, hospitality, mobility, government, media, retail, and other industries.

The acquisition of Cataneo expands BEN’s global deployment infrastructure by adding a proven enterprise software platform, established customer relationships, and international distribution capabilities, creating new opportunities to deploy BEN’s enterprise AI at scale while reinforcing the Company’s position as an enterprise AI software provider. For more information, visit www.brandengagementnetwork.com.

About Cataneo GmbH

Cataneo GmbH is a global provider of enterprise software for advertising sales, scheduling, traffic, and content management across linear, digital, and on-demand media. Its MYDAS platform provides end-to-end media management, monetization, analytics, CRM integration, and real-time reporting solutions for broadcasters and media organizations worldwide.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including the Company’s ability to successfully integrate Cataneo, realize anticipated benefits from the acquisition, and the outcome of ongoing litigation. Additional information regarding these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2026, and its Annual Report on Form 10-K for the year ended December 31, 2025. The Company undertakes no obligation to update any forward-looking statements.

Media Contact

Amy Rouyer

amy@beninc.ai

Investor Relations

investors@beninc.ai